Exhibit 32.2

CERTIFICATE OF
CHIEF FINANCIAL OFFICER
OF
DOBSON COMMUNICATIONS CORPORATION

I, Bruce R. Knooihuizen, Chief Financial Officer of Dobson Communications Corporation (the “Company”), hereby certify that to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the three and nine months ended September 30, 2003, (the “Report”):

a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that

b.	the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at September 30, 2003, and the results of the Company’s operations for the three and nine months ended September 30, 2003.

November 14, 2003

/S/ Bruce R. Knooihuizen

Bruce R. Knooihuizen Executive Vice President and Chief Financial Officer